EXHIBIT 23.2



                      CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2000 except for Note 2 - Earnings (loss) per share, which is as of September 19, 2000, relating to the financial statements of Zengine, Inc. (the "Company") as of September 30, 1999 and March 31, 2000 and for each of the periods from inception (January 1, 1999) to September 30, 1999 and from October 1, 1999 to March 31, 2000, included in the Company's Registration Statement on Form S-1, as amended (Commission File No. 333-36312).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cincinnati, Ohio
December 6, 2000